Exhibit 10.13

CA-SF Form: February 24, 2019

OURARING INC.

March 26th, 2019

90 Chaves Ave

San Francisco, CA 94123

Dear Michael,

Welcome! We are pleased to confirm our offer of employment at Ouraring Inc., a Delaware corporation. The following sets forth the terms and conditions of your employment with Ouraring Inc. (the “Company” or “Ouraring”). Please carefully review the attached and indicate your acceptance of this agreement (the “Agreement”) by signing below.

1.

At-Will Employment. Your employment with the Company is for no specified term and is at the mutual consent of both you and the Company. Specifically, your employment will be on an “at will” basis, meaning that either you or Ouraring may terminate the employment relationship with or without cause at any time, with or without notice. There are no express or implied agreements contrary to the foregoing and no one other than the CEO of the Company has any authority to enter into an employment Agreement for a specified period of time or to make any Agreement that is contrary to the foregoing. Further, any such Agreement by the CEO must be in writing and fully executed by both the employee and the CEO. While we understand that it is not required, as a professional courtesy, we request that all separating employees provide a minimum of two weeks’ notice of their separation from employment.

2.

Title and Duties and Salary. Your job title shall be Chief Operating Officer (COO) and you will be reporting to the Company’s San Francisco location. Your first day of employment will be April 1st, 2019. During your employment with the Company, your principal duties and responsibilities shall be as are customarily associated and expected with such position, including but not limited to: (i) Assessing and implementing improved processes and new technologies (including but not limited to an ERP and e-commerce and customer experience platforms), and collaborating with management regarding the implementation of these improvements; (ii) working with CFO to prepare timely and accurate financial performance reports; (iii) working with finance team and other key participants to compile a budget; (iv) driving the company’s operating capabilities to meet or exceed customer demand and satisfaction goals; (v) controlling company costs; (vi) building out supply chain and manufacturing while assessing risks; (vii) support engineering with sourcing and provide engineering input when applicable; (viii) hiring and building out US team and operations; (ix) managing HR and fostering a unified Company culture; (x) Employing various initiatives to coach employees to optimize their capabilities;

(xi) actively participate in fundraising with CEO; (xii) contribute to Company strategic planning initiatives; and (xiii) build partnerships with strategic partners. You shall also perform such additional services and duties for the Company as the Company and/or its CEO may from time to time designate. You agree to hold such offices as may be assigned to you from time to time by the Company, reasonably consistent with your then position, and to devote substantially all of your full time, energies and best efforts to the performance thereof.

During your employment, you shall devote your full business efforts and time to the Company. This obligation, however, shall not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of a Company Officer, from serving on the boards of directors of companies that are not competitors to the Company or to Company Affiliates, as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at Ouraring. For purposes of this Agreement, the Company’s “Affiliate(s)” shall include any entity that now or hereafter directly or indirectly controls, is controlled by, or is under common control with the Company, including Oura Health Oy, a Finnish corporation.

Salary. Your starting salary will be at the rate of $16,666.67 per month (annualized to $200,000), payable on a monthly basis in accordance with the regular payroll practices of the Company. As an employee, if your work and duties are performed in a satisfactory manner you will be eligible for additional bonus plans (both cash and equity) as they are established by the company in the future. It is also noted that if your employment is satisfactory the company will increase your salary to $300,000 at the earlier date of the next financing event (a capital raise >€2mm; the “Financing Event”) or prior to Dec 31, 2019.

Furthermore, you will be granted 46,500 shares (“Granted Shares”) in the form of options upon board approval at the next board meeting. The current price per share of the company is €7.62 per share, which translates to an aggregate value of €354,330 or near $399,000 at the current exchange rates. Granted Shares will vest over a 4 year period with a 1 year cliff. You will vest in 25% of the Granted Shares after 12 months of service, and the balance will vest in equal monthly installments over the next 36 months. Furthermore, an additional 46,500 shares (“Additional Shares”) in the form of options will be issued upon an option pool refresh, to be approved by the board, which will occur at the earlier date of the next Financing Event or prior to Dec 31,2019. Additional Shares will begin vesting 6 months after the execution date of the Financing Event. You will vest in 25% of the Additional Shares 6 months after the execution date of the Financing Event, and the balance will vest in equal monthly installments over the next 36 months.

If you desire, the Company will, to the extent permitted by applicable law, grant the option to you as an Incentive Stock Option, and if you so choose, you will have the right to “early exercise” your option (i.e., exercise it before it vests) at any time subject to the Company’s right to repurchase any unvested shares if your employment terminates prior to all your shares becoming fully vested.

3.

Change in Control. If (i) a Change in Control of the Company (as defined below) closes and your employment either is terminated (ii) by the Company or Acquirer (as defined below), other than for Cause, or (iii) by you with Good Reason (both as defined below) at any time within a period of twelve (12) months following a Change in Control of the Company (“Double Trigger”), then the vesting and exercisability of each of your outstanding stock awards (including any Granted Shares, Additional Shares, stock options, restricted stock or other awards granted to you by the Company) shall be automatically accelerated in full.

For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following on or after the effective date of this Agreement:

1. An acquisition of the Company by another entity (the “Acquirer”) by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, or sale of more than 50% of the outstanding voting stock of the Company), or

2. A sale of all or substantially all of the assets of the Company (collectively, a “Merger”), so long as, in either case, the Company’s stockholders of record immediately prior to such Merger, hold less than 50% of the voting power of the surviving or acquiring entity.

4.

Severance. In the event your employment is terminated by the Company or Acquirer, without Cause, or by your pursuant to a Good Reason, after your first six (6) months of employment you will be entitled to receive a severance payment equal to your monthly base salary times nine (9) (subject to standard withholding and payroll deductions), payable in accordance with the Company’s customary payroll practices. During the period in which you are paid a severance from the Company, the Company will pay for the continuation of your health benefits.

For purposes of this Agreement, “Cause” shall mean (i) fraud, embezzlement, willful misconduct or a material violation of law that is materially detrimental to the Company or any of its affiliates; (ii) gross negligence with respect to the Company or any of its affiliates that causes material harm to the Company or any affiliate; (iii) conviction or plea of guilty or nolo contendere for a felony or a crime of moral turpitude that causes material harm to the Company’s reputation; or (iv) a material breach of any provision of this Agreement or any provision of the Company’s code of conduct that is applicable to the Company’s employees; provided, however, that if a cure is reasonably possible in the circumstances, that at least 15 days’ advance written notice of such breach has been provided (which notice shall specifically set forth the nature of such breach), and you failed to cure the breach within that 15-day period.

For purposes of this Agreement, “Good Reason” shall be deemed to occur if any of the following occurs without your written consent: (i) a material change in your authority or operating responsibilities, provided that neither a mere change in title following a Change in Control to a position that is substantially similar to the position held prior to the Company Transaction with respect to the operations of the Company nor an immaterial change in responsibilities shall, by itself, constitute a material change in authority or operating responsibilities; (ii) a failure to pay, or a reduction in, your base salary or minimum bonus (if applicable), other than a reduction as a result of an across-the-board reduction in base salaries or minimum bonuses for all management-level employees of the Company by an average percentage not in excess of the percentage reduction of your base salary or minimum bonus; or (iii) relocation of your principal place of employment to a facility or location more than 30 miles from the Company’s current location.

5.

Benefits. You will be eligible to participate in employee benefit plans made available to full-time employees of the Company, subject to plan terms, generally applicable Company policies, and applicable law. You should note that the Company may modify benefits from time to time as it deems necessary and in accordance with applicable law. The Company will provide plan documents pertaining to its group health coverage upon request. In addition, as a perk to our employees, the Company will reimburse you for an amount up to $250 USD per month to cover gym or fitness club membership provided you provide proof of such membership (with receipts).

6.

Vacation and Sick Pay. In addition to the other benefits described above, you are entitled to 20 days of vacation per year. Vacation is accrued on a semi-monthly basis, beginning on your first day of employment at the rate of 6.7 of hours per pay period. Since the Company encourages employees to take vacation, we do not allow employees to accrue more than 1.5 times their yearly accrual. In your case, the maximum accrual would be 30 days, and if you reach the maximum accrual, you will not accrue any additional vacation time until you use some vacation. Any unused, accrued vacation will be paid out upon termination.

The Company also provides its employees with paid sick leave, in compliance with California law and the San Francisco Paid Sick Leave Ordinance. You will be provided with information regarding paid sick leave on your first day of work. Unless otherwise required by law, unused paid sick leave is not accrued and will not be paid out at the time of termination.

7.

Business Expenses. You may incur reasonable and necessary expenses in connection with the performance of your job duties, including expenses for entertainment, travel, and similar items. Such expenses (including travel) should be pre-approved by the Company’s CEO. The Company shall reimburse you for all reasonable and necessary business expenses after you present an itemized account of such expenditures (with receipts), pursuant to Company policy. Mileage reimbursement – to the extent it is reimbursable - shall be at the rate set forth by the IRS yearly.

8.

Restrictive Covenants. You acknowledge and agree that the Company is making a substantial investment in agreeing to the terms and conditions of this offer and that it is fair and appropriate that the Company not be the subject of unfair competition by you during your employment or thereafter in the event that your employment ceases. Further, you acknowledge and agree that the Company would not agree to this offer without protections from any such unfair competition.

You agree that during your employment, and for 12 months after the end date of your employment, with the Company or any of its Affiliates, you will not, on behalf of yourself or on behalf of any other person, firm, or corporation:

a.

solicit an employee of the Company or any Company Affiliates to leave the employ of the Company or any of its Affiliates or to become employed by any person, firm or corporation engaged in competition with the Company or any of its Affiliates;

b.

call on or solicit in any manner any customer of the Company or any of its Affiliates with which you have had any dealings of any kind or whom you contacted during the course of your employment with the Company or any of its Affiliates for the purpose of either (i) doing business of the type done by the Company or any Company Affiliates, or (ii) reducing their business relationship with the Company or its Affiliates; or

c.	solicit or induce, directly or indirectly, any investor or potential investor of the Company or any of its Affiliates to terminate or reduce its relationship with the Company or its Affiliates.

You further acknowledge and agree that, as a result of your employment with the Company, you have access to the Company’s trade secrets, and must only use the Company’s trade secrets for the benefit of the Company. Accordingly, you are prohibited from using the Company’s trade secrets – including, but not limited to, current and prospective client or investor lists– indefinitely after your employment with the Company ends.

a.

You further acknowledge and agree that you have an ongoing duty after your employment with the Company ends to refrain from using or disclosing the Company’s trade secrets to benefit a competing business.

b.

You further acknowledge and agree that the trade secrets to which you have access through your employment with the Company derive independent economic value from their secrecy and that the Company has made reasonable efforts to maintain their secrecy.

c.

The Company reserves any and all rights to protect its trade secrets during and after your employment to the furthest extent allowable by law, including but not limited to, seeking injunctive relief or monetary damages.

You further agree that, for a period of six (6) months after the termination of your employment, whether such termination is voluntary or involuntary and regardless of the reason for such termination, you will not disrupt, damage, impair or interfere with the Company by “raiding” Company employees. Accordingly, you will not:

a.

Solicit, induce, or encourage the resignation or relationship termination of, any employee of the Company or any Company Affiliate with whom you worked at the Company or of whom you became aware of during the course of your employment with the Company.

You acknowledge that the foregoing limitations are reasonable under the circumstances and you further represent that your fulfillment of the obligations set forth in this paragraph shall not cause you any substantial economic hardship or render you unemployable within the industry.

9.	Non-Defamation. You will not at any time knowingly make, publish or communicate to any person or entity or in any public forum any defamatory comments or statements concerning the Company.

This provision does not in any way restrict or impede you from exercising your constitutionally protected rights to the extent that such rights cannot be waived by Agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You shall promptly provide written notice of any such order to the Company.

10.

Proprietary and Confidential Information. You agree that during and after employment with the Company, you will not directly or indirectly disclose to or use for the benefit of anyone other than the Company any of the Company’s trade Secrets, confidential, or proprietary information to which you had access, or that you learned or that originated while you were employed by the Company. This Agreement shall not be effective until you have executed and delivered a copy of the Employee Proprietary Information and Invention Agreement (attached and incorporated herein as Exhibit A).

11.

No Violations of Rights of Third Parties. You warrants that your performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you prior to your employment with the Company. You agrees not to disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employers or others. You further warrant that you are not a party to any other agreement that will interfere with your full compliance with this Agreement. You also agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.

Employment Authorization. Your employment is contingent upon verification of your identity and authorization to work in the United States for Ouraring. You must comply with the applicable U.S. Citizenship and Immigration Services (USCIS) employment verification requirements. To that end, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to the Company within three business days of your start date, or our employment relationship with you may be terminated.

13.

Arbitration Agreement. As a further condition of employment, you are required to review and execute a copy of the Dispute Resolution Agreement (attached and incorporated herein as Exhibit B). This Agreement shall not be effective until you have executed and delivered back to the Company a copy of Exhibit B.

14.

Severability. The provisions of this Agreement are divisible; if any of the provisions is deemed invalid or unenforceable, that provision shall be deemed limited to the extent necessary and the remaining provisions of this Agreement shall continue in full force and effect without being impaired or invalidated in any way.

15.

Waiver. Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity.

16.

Governing Law. This Agreement shall be governed by, and enforced in accordance with, the laws of California, without regard to the application of the principles of conflicts of laws of any jurisdiction.

17.

Entire Agreement. This offer letter, along with the Employee Proprietary Information and Invention Agreement (attached and incorporated herein as Exhibit A) and the Dispute Resolution Agreement (attached and incorporated herein as Exhibit B), constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and Ouraring concerning your working relationship with the Company or your employment.

In order to indicate your acceptance of this offer, please sign and date this letter in the space provided below and sign and date the Employee Proprietary Information and Invention Agreement, and return both to Harpreet Singh Rai no later than March 31, 2019 at 5pm PST. Please feel free to contact Harpreet Singh Rai if you have any questions about this employment offer or any point covered in this Agreement. We look forward to working with you as a member of our team.

Very truly yours.

Harpreet Singh Rai

Dated: 3/28/19

Signed: /s/ Harpreet Singh Rai

Ouraring Inc.

I hereby agree to the terms of this offer letter and accept employment with Ouraring Inc. I understand and agree that this letter, along with the Employee Proprietary Information and Invention Agreement (attached and incorporated herein as Exhibit A), supersedes any and all prior representation or agreements, whether written or oral. I also agree that the terms of the employment set forth in this letter may not be modified, except by written agreement signed by the CEO of Ouraring Inc.

Dated: 3/28/2019

Name: Michael A. Chapp

Signed: /s/ Michael A. Chapp

CA-SF Form January 24, 2019

EXHIBIT A

OURARING INC.

EMPLOYEE PROPRIETARY INFORMATION

AND INVENTION ASSIGNMENT AGREEMENT

EXHIBIT A.1

EXHIBIT B.1

LIMITED EXCLUSION NOTIFICATION

EXHIBIT C.1

OURARING INC.

TERMINATION CERTIFICATION